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Brennan Manna Diamond
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Benjamin F. Wu*
Of Counsel
D: 407-284-3189
E: bfwu@bmdpl.com

June 15, 2022

RUSHNET, INC. AND heliosDX, INC.
8465 Merchant's Way, Suite 206
Orange Park, Florida 32222

Re: Form 1-A

Ladies and Gentlemen:

I am special counsel for RUSHNET, INC., a Colorado corporation and heliosDX, INC., a Georgia corporation (together, the "Company"), in connection with the proposed public offering by the Company under the Securities Act of 1933, as amended, of up to 17,000,000 shares of common stock, $0.0001 par value per share, of heliosDX Inc. (a wholly-owned subsidiary of RushNet, Inc.) ("Common Stock"), through a Regulation A Offering Statement on Form 1-A (the "Offering Statement") as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering our opinion as set forth below, I have reviewed and examined originals or copies identified to our satisfaction of the following:

(1) Articles of Incorporation and amendments thereto, of the Company as filed with the Secretary of State of Colorado and Georgia;

(2) Corporate documentation containing the written resolutions of the Board of Directors of the Company;

(3) The Offering Statement and the offering circular which is a part thereto; and

(4) The other exhibits of the Offering Statement.

In rendering this opinion, I have reviewed various corporate records and other documentation necessary and proper for an opinion in conjunction with the filing of an Offering Statement pursuant to Regulation A (17 CFR 230.251, *et seq.*) by the Company.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

*Licensed in the State of Michigan

Based upon the foregoing and in reliance thereon, it is my opinion that the 17,000,000 shares of Common Stock being offered by the Company under the Offering Statement, when sold, will be legally issued, fully paid and non-assessable pursuant to the applicable State and Federal laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Statement and to being named in the Offering Statement.

Very truly yours,

Benjamin F. Wu, Esq.